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                                                                    EXHIBIT 10.7

PRIVATE & CONFIDENTIAL

Gryphon Gold Corporation
Suite 300 - 905 West Pender Street
Vancouver, BC  V6C 1L6

ATTENTION:        Albert Matter, Director, Chairman
                  Tony Ker, Executive Vice President, Treasurer
                  Thomas Sitar, Chief Financial Officer

RE: INVESTMENT ADVISORY RETAINER

Dear Sirs:

We understand that Gryphon Gold Corporation (the "Company", "you" or "Gryphon") is interested in engaging Desjardins Securities Inc. ("Desjardins", "we", "our" or "us") as its agent and financial advisor for a transaction designed to enhance the value of and create liquidity in and for the Company and its shareholders (the "Proposed Transaction").

1. The form of the Proposed Transaction (the "Offering") will be determined by a proposal from Desjardins that is acceptable to the Company, acting reasonably. Based on Desjardins' current understanding of the Company and the state of the equity markets, the most likely form of the Offering will be an initial public offering ("IPO") of securities in Canada, but it may also be a reverse take-over of a publicly listed vehicle or other transaction, depending on Desjardins' judgement as to the best way to increase value and create liquidity for the Company's securities.

2. The issue size for the Offering is expected to be approximately US$15 million, although minimum and maximum size of the Offering will be a mutually acceptable size that is determined by Desjardins and Gryphon before filing of the final prospectus.

3. The securities will be offered pursuant to a prospectus that is qualified in all provinces and territories of Canada, including Quebec. The Offering may also be conducted in the United States by way of a private placement in accordance with applicable laws.

4. The Offering will qualify only the issue of securities from treasury. For greater certainty, the Company will not use the prospectus for the Offering to qualify the sale of securities that were issued prior to the Closing, and the Company acknowledges that Desjardins owes no duty to the Company or to the relevant security holders with respect to all prior issuances of securities by the Company. The terms of the Offering will be subject to Gryphon meeting the minimum listing requirements of the Toronto Stock Exchange (the "TSX") or the TSX Venture Exchange ("TSXV"), completion of technical reports on each material property of the Company in compliance with National Instrument 43-101 and the provisions of a definitive Agency Agreement (the "Agency Agreement") which will include, among other things, the following:



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         (a)      completion of due diligence to the satisfaction of Desjardins and their legal counsel;

         (b) implementing corporate governance provisions in compliance with applicable securities regulatory and stock exchange rules, guidelines and procedures, including as they relate to independence of the board of directors, and such other corporate governance procedures to the satisfaction of Desjardins and the Company, both acting reasonably;

         (c) the Company agreeing not to issue any special warrants, common shares or financial instruments convertible or exchangeable into common shares of the Company, other than for purposes of employee stock options or to satisfy existing instruments already issued as of the date hereof for a period of 120 days following the closing of the Offering (the "Closing"), without the prior written consent of Desjardins, such consent not to be unreasonably withheld;

         (d) in addition to the escrow requirements required by applicable regulatory authorities, the Company obtaining lock-up agreements from significant existing shareholders prohibiting the sale of listed securities for a period of up to twelve months following the Closing; and

         (e) such other terms and conditions as are customary in an Agency Agreement including, but not limited to, industry standard representations, warranties, covenants, conditions and indemnities, and also to include a disaster out clause, market out clause and a material adverse change clause, in each case exercisable prior to Closing.

5. By your acceptance of this letter (the "Agreement"), you hereby appoint Desjardins Securities Inc. and we hereby agree to act as your exclusive agent, financial advisor and consultant in respect of the Proposed Transaction, on the terms and conditions set out herein.

6.       RESPONSIBILITIES.

In connection with the Offering we will act as agent for the sale of the securities under the Offering on a reasonable best efforts basis and will otherwise provide support and assistance as follows:

         (a) provide advice as to the size, pricing, timing and structure of the Offering;

         (b) assist with the preparation of the preliminary prospectus and the final prospectus relating to the Offering;

         (c) assist with the listing of the securities on the TSX or the TSXV;

         (d) assist with the marketing of the Offering, including preparation of roadshow presentations and materials;


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         (e)      assist in dealings with legal counsel and auditors and in
                  securing regulatory approvals, as required; and

         (f) provide you with such other financial advisory services in connection with the Offering as you and we agree are appropriate in the circumstances.

7.       FEES.

In consideration for acting as your agent, financial advisor and consultant hereunder, you agree:

         (a)      To compensate us at the time of Closing of the Offering with:

                  (i) in the case of an IPO, a cash fee equal to 8% of your gross proceeds from the sale of securities pursuant to the Offering (including in connection with the exercise of the Over-Allotment Option) or, if the Offering is not an IPO, a cash fee consistent with our commercial rates which are applicable to a transaction of that kind; and

                  (ii) compensation options entitling us to purchase that number of securities equal to 10% of the total number of securities sold or issued by you pursuant to the Offering (including in connection with the exercise of the Over-Allotment Option) exercisable, in whole or in part, at a price equal to the price at which securities are sold by you (or the value at which shares are issued by you) to third parties pursuant to the Offering and having a term expiring twenty-four months from the Closing;

         (b) notwithstanding any termination of this Agreement, if during the term of this Agreement or within nine months of the termination or expiry of this Agreement you consummate a financing transaction or commence a financing transaction, as evidenced by execution of one or more agreements relating to the financing transaction, that is later consummated, with any person that was introduced to you by Desjardins, you will pay to us full compensation for that transaction consistent with the fees set forth in paragraph (a) hereof and otherwise in accordance with this Agreement. Such compensation applies to all payments applicable to such a financing transaction, including payments made after the date that is nine months from the termination or expiry of this Agreement. For the purposes hereof, a transaction is consummated when the transaction closes

         (c) if the Offering is not completed due to a decision by Gryphon, for whatever reason, not to proceed, then in addition to the amount to be reimbursed under paragraph 17 Gryphon will forthwith pay to Desjardins a work fee equal to C$100,000; and

         (d) if the Offering does not proceed and Gryphon completes an Alternative Transaction (as defined below) that commences or is completed during the term of this Agreement or within 12 months of the termination or expiry of this Agreement, Gryphon agrees to pay to Desjardins the following in addition to any



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                  amounts required to be reimbursed under paragraph 17 (less any fee paid pursuant to paragraph (c)):

                  (i) if such a transaction occurs prior to the filing of a preliminary prospectus, a payment equal to C$250,000; or

                  (ii) if between the filing of the preliminary prospectus and the filing of a (final) prospectus for the Offering, C$500,000; or

                  (iii) if between the pricing and closing of the Offering, C$750,000,

                  provided, that the fees outlined in this paragraph shall not be payable if (i) Gryphon is obligated to pay the fee contemplated in paragraph (b); or (ii) both the Offering did not proceed as a result of Desjardins determining not to proceed due to adverse market conditions and none of the persons involved in the Alternative Transaction were identified or introduced to Gryphon by the Agents (as defined below).

An "Alternative Transaction" means (a) any transaction or series of transactions under which Gryphon receives gross proceeds of more than C$3 million through the issuance of its securities; (b) a transaction or series of transactions which results in a change of control of Gryphon or any material subsidiary of Gryphon,
(c) a merger, amalgamation, plan of arrangement, take-over bid, insider bid, issuer bid, reorganization, recapitalization, joint venture, sale or purchase of all or substantially all assets, proxy contest, exchange of assets or securities, extraordinary dividend or other distribution out of the ordinary course of Gryphon's business or any similar material transaction (or series of transactions) involving Gryphon, or (d) a reorganization or change in Gryphon's corporate structure that results in a spin-off of any of Gryphon's major assets; but does not include the private placement initiated in 2004 by the Company in which it has offered to sell units at US$0.65 per unit for gross proceeds of up to US$10 million (the "2004 Private Placement") or a property joint venture or acquisition in the ordinary course of Gryphon's business.

If you agree to pay a commission or fee to anyone else, such commission or fee shall be for your account and shall not reduce the amount payable to us under this Agreement.

8.       OVER-ALLOTMENT OPTION.

Gryphon shall grant to Desjardins an over-allotment option (the "Over-Allotment Option") to cover over-allotments, if any, and for market stabilization. The Over-Allotment Option shall entitle Desjardins to purchase additional securities equal to 15% of the total number of securities issued pursuant to the Offering at the price at which securities are issued in the Offering (the "Offering Price") for a period of 30 days following Closing.

9.       SYNDICATION.

In the event that Desjardins determines a syndicate should be formed to complete the Offering, Desjardins will act as lead manager and sole bookrunner for the Offering. The participation of



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other members of a syndicate (together with Desjardins, the "Agents") in the
Offering will be determined by Desjardins in consultation with Gryphon.

10.      NON-IPO OFFERING.

In the event that the Offering does not proceed as an IPO, the terms described hereunder as they relate to an IPO, including references to a prospectus, will be deemed to refer to the closest equivalent of such term for the applicable transaction, including a detailed information circular and filing statement in place of prospectus in the case of a reverse takeover. In the event that the Offering does not proceed as an IPO, the parties agree to use good faith efforts to negotiate and deliver such further amendments to this Agreement or incorporate applicable terms into the Agency Agreement as are necessary to provide equivalent treatment to the parties under the non-IPO transaction as would occur with respect to an IPO performed under the terms of this Agreement as they currently exist.

11.      ACCESS TO INFORMATION AND MANAGEMENT.

You will permit Desjardins and its agents to conduct all due diligence that they deem necessary. You will provide Desjardins and its agents with all corporate, financial and operating information and documentation regarding Gryphon and its subsidiaries as well as access to your senior management, facilities, employees, auditors, legal counsel and consultants which are reasonably necessary and sufficient to allow us to perform our services hereunder. Without restricting the generality of the foregoing, you will provide us with copies of all valuations, appraisals, forecasts and projections relating to Gryphon that are in your possession or that are reasonably obtainable by you.

It is anticipated that Gryphon's senior management shall make themselves available as necessary, to participate in the marketing of the Offering by way of responding to investor queries that Desjardins is not able to address.

12.      ACCURACY OF INFORMATION.

Gryphon with the assistance of the Agents and the advice of their respective legal counsel, will be responsible for the preparation and filing of the preliminary and final prospectus for the Offering.

In carrying out our responsibilities hereunder, Desjardins will necessarily rely on information prepared or supplied by you and other sources believed by us to be reliable and will apply reasonable standards of diligence to any work which we perform hereunder in the nature of an assessment or review of data or other information. Desjardins will be entitled to rely on and assumes no obligation to verify the accuracy or completeness of such information and under no circumstances will we be liable to you or any party for any damages arising out of the inaccuracy or incompleteness of any such information.

You represent and warrant to us that all information and documentation concerning Gryphon that is provided by you in connection with this engagement will be accurate and complete in all material respects and not misleading and will not omit to state any fact or information which


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would be material to a financial advisor and consultant performing the services contemplated herein.

You will bear sole responsibility for the accuracy and completeness of the information provided to third parties, except for any information relating solely to Desjardins. You represent and warrant that the information so provided to third parties will be accurate and complete in all material respects and not misleading and will not omit to state any fact or information which would be material to parties considering the Proposed Transaction. To the extent that Desjardins assists you with the organization or presentation of any such information, your concurrence will constitute your endorsement of such information, and the organization and presentation thereof as your own and Desjardins assumes no obligation or responsibility relating thereto.

13.      MATERIAL CHANGES.

You will advise us promptly as you become aware of any material change, actual or contemplated, in the business, affairs or financial condition of Gryphon or in any information provided to us concerning you or the Proposed Transaction from the date at which such information is given. Unless advised otherwise, Desjardins will be entitled to assume that there has been no material change in such information and will be entitled to rely thereon. You will notify us promptly of any notice by any regulatory authority requesting any information, meeting or hearing relating to Gryphon and its affairs or the Proposed Transaction or any other event or state of affairs that may be relevant to us in connection with acting as your agent and financial advisor hereunder.

14.      COMPLIANCE WITH LAWS AND USE OF EXPERTS.

You will comply with all applicable laws, regulations and policies, whether domestic, foreign, federal, national, provincial, state or otherwise, applicable to the Proposed Transaction. In addition, you will retain, if required by us, legal, accounting and tax advisors experienced in these matters to work with us in effecting the Proposed Transaction. The fees and disbursements of such advisors will be for your account.

15.      POTENTIAL INTERESTED PARTIES.

In order to co-ordinate our efforts on your behalf, during the period of our engagement pursuant to this Agreement, you will not initiate any discussions regarding any Proposed Transaction, equity or debt financing or issuance of securities (other than with respect to the 2004 Private Placement and the issuance of shares of common stock pursuant to currently outstanding debentures, warrants and options), except in co-operation with or through us. If you receive an inquiry concerning any such transaction, you will promptly inform us of such inquiry so that we can assess such inquiry and assist in any resulting negotiations.

All inquiries received by you during the term of this Agreement respecting the Proposed Transaction shall be immediately referred by you to Desjardins.



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16.      COUNSEL TO DESJARDINS.

We will be entitled to retain external counsel of our choice, experienced in these types of matters and reasonably acceptable to you, to assist us in the discharge of our duties hereunder.

17.      EXPENSES AND TAXES.

Whether or not the Proposed Transaction herein contemplated shall be completed, Gryphon will be responsible for all of its expenses and all of the expenses of Desjardins incurred in relation to the Proposed Transaction, including, without limitation, all fees and disbursements of legal counsel and all out-of-pocket expenses incurred by us in connection with our engagement hereunder, including, but not limited to, advertising, printing, courier, telecommunications, data searches, travel, entertainment, any other expenses and the fees and disbursements of experts retained by us, together with related Goods & Services Tax ("GST") and applicable provincial taxes. Such reimbursements will be payable upon a request for payment thereof by us whether or not the Proposed Transaction or any other transaction contemplated by this Agreement is completed. All or part of the amounts payable under this Agreement may be subject to GST or applicable provincial tax. We will keep you informed of the scope of our expenses by providing a general budget at the start of the Offering and notifying you when accrued expenses approach 80% of that budget.

18.      TERM.

This Agreement will be effective as of the date of this Agreement and will continue until the earlier of nine months from the date of this Agreement or completion of the Proposed Transaction. However, your obligations pursuant to
Section 7, 8, 17, 18, 19, 20, 23, 24, 25, and 26 hereof will survive the completion of our engagement hereunder, any withdrawal or termination of or decision not to proceed with any Proposed Transaction or the expiry or other termination or purported termination of this Agreement.

19.      FUTURE OFFERINGS.

Conditional upon the successful completion of the Offering, Gryphon agrees that, for a period of 12 months from the date of Closing, Desjardins shall have a right of first refusal to act as the lead agent of any private placement or public offering for shares or other securities of the Company in Canada or the U.S. or to act as financial advisor for the Company.

20.      ADDITIONAL SERVICES.

If Desjardins is requested to perform any other services in addition to those described above, the terms and conditions relating to such services will be outlined in a separate letter of agreement and the fees for such services will be in addition to the fees payable hereunder, will be negotiated separately and in good faith and will be consistent with fees paid to investment bankers in North America for similar services.


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21.      ANTICIPATED TIMING.

It is anticipated that Gryphon's senior management shall make themselves available as necessary, to participate in the marketing of the Offering by way of responding to investor queries that Desjardins is not able to address. Desjardins and Gryphon shall endeavour to close the Proposed Transaction on or before December 15, 2005 assuming this agreement is executed by March 7, 2005 and shall work collaboratively towards achieving this targeted closing date.

22.      USE OF DESJARDINS' ADVICE.

You acknowledge and agree that all written and oral opinions, advice and materials provided by Desjardins in connection with our engagement hereunder are intended solely for your benefit and for your internal use only in considering the Proposed Transaction and you covenant and agree that no such opinion, advice or material shall be used for any other purpose whatsoever or reproduced, disseminated quoted from or referred to in whole or in part at any time, in any manner or for any purpose, without our prior written consent in each specific instance. Desjardins expressly disclaims any liability or responsibility by reason of any unauthorized use, publication, distribution of or reference to any oral or written opinions or advice or materials provided by us or any unauthorized reference to Desjardins or this engagement.

Any advice or opinions given by Desjardins hereunder will be made subject to and will be based upon such assumptions, limitations, qualifications and reservations as we, in our sole judgment, deem necessary or prudent in the circumstances.

23.      INDEMNITY.

You agree to indemnify and save harmless Desjardins, its affiliates and their respective directors, officers, employees, partners, agents, advisors and shareholders in accordance with Schedule A hereto, which Schedule forms part of this Agreement and the consideration for which is the entering into of this Agreement. Such indemnity (the "Indemnity") shall be in addition to, and not in substitution of, any liability which you or any other person may have to Desjardins or other persons indemnified pursuant to the Indemnity apart from such Indemnity. The Indemnity shall apply to all services contemplated herein, including, without limitation, any "Additional Services" contemplated by Section 20 hereof.

24.      CONFIDENTIALITY.

Subject to the terms hereof, Desjardins and its affiliates will maintain as confidential all information provided to us by you hereunder and will use such information only for the purposes set out herein and for no competitive or other purposes whatsoever, unless such information: (a) is already in our possession and not subject to any obligation of confidentiality; (b) is or becomes generally available to the public other than as a result of unauthorized disclosure by or through us; (c) is or becomes available to us on a non-confidential basis from you or from a source other than you, any party related to you or your advisors, provided that such source is not known by us to be bound by any obligation of confidentiality; or (d) is required to be disclosed by operation of applicable law or regulatory requirement.


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Gryphon agrees to maintain the existence and the terms of this Agreement in confidence and shall not make any public disclosure with respect to the Proposed Transaction without the prior written approval of Desjardins, except if such disclosure is required by law and then only after having provided Desjardins with as much prior notice as is possible in the circumstances during which time Desjardins and Gryphon shall discuss in good faith the necessity for and the contents of any proposed disclosure.

25.      ADVERTISEMENTS.

You agree, if so requested by us, to include a reference to us and our role in any press release or other public communication issued by you with respect to the Proposed Transaction. If the Proposed Transaction is successfully completed, and provided Desjardins is not in breach of any material provision hereof, we shall be permitted to publish, at our own expense, such advertisements or announcements relating to the services provided hereunder in such newspaper or other publications as we consider appropriate.

26.      SUCCESSORS AND ASSIGNS.

This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns provided that no party may assign this Agreement or any rights or obligations hereunder without the prior written consent of the other.

27.      GOVERNING LAW.

This Agreement is made pursuant to and shall be construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein. You and we hereby submit to the non-exclusive jurisdiction of the courts of the Province of Ontario.

28.      COMMITTEE APPROVAL.

This entire Agreement is subject to the approval of Desjardins' New Business Committee, which shall review the Agreement.

29.      NOTICES.

Any notice or other communication required or permitted to be given under this Agreement will be in writing and will be delivered to:

(a)   in the case of Gryphon:             (b)   in the case of Desjardins:

      Attention: Tony Ker                       Attention: Teo Dechev
      Gryphon Gold Corporation                  Desjardins Securities Inc.
      Suite 300 - 905 West Pender Street        145 King Street West, Suite 2750
      Vancouver, BC  V6C 1L6                    Toronto, Ontario
      Fax: (604) 608-3262                       M5H 1J8
                                                Fax: 416-861-9992



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The parties may change their respective addresses for notices by notice given in the manner set out above. Any notice or other communication will be in writing, and unless delivered personally to the addressee or to a responsible officer of the addressee, as applicable, will be given by telecopy and will be deemed to have been given when (i) in the case of a notice delivered personally to a responsible officer of the addressee, when so delivered; and (ii) in the case of a notice delivered or given by telecopy, on the first business day following the day on which it is sent.

If the foregoing is in accordance with your understanding, please indicate your agreement to the above terms and conditions by signing the enclosed copy of this Agreement and returning the same to us.


Yours truly,

DESJARDINS SECURITIES INC.



By: /s/ Steven Altmann
    ___________________________________________
    Name:  Steven Altmann
    Title: Vice President

Acknowledged and agreed by us as of the date first written above.



GRYPHON GOLD CORPORATION



By: /s/ Tony Ker
    ____________________________________________
    Name:  Tony Ker
    Title: Executive V.P. Treasurer


        9th March 2005

                                   SCHEDULE A

                                    INDEMNITY

In consideration for Desjardins Securities Inc. ("Desjardins") accepting the engagement (the "Engagement") pursuant to the engagement letter (the "Agreement") to which this Schedule A is attached, Gryphon Gold Corporation ("Gryphon") agrees to indemnify and save harmless Desjardins, its affiliates and its respective directors, officers, employees, partners, agents, advisors and shareholders (collectively, the "Indemnified Parties" and individually, an "Indemnified Party") from and against any and all losses, claims, actions, suits, proceedings, damages, liabilities or expenses of whatsoever nature or kind (excluding loss of profits), including the aggregate amount paid in reasonable settlement of any actions, suits, proceedings, investigations or claims and the reasonable fees, disbursements and taxes of their counsel in connection with any action, suit, proceeding, investigation or claim that may be made or threatened against any Indemnified Party or in enforcing this indemnity (collectively, the "Claims") to which an Indemnified Party may become subject or otherwise involved in any capacity insofar as the Claims relate to, are caused by, result from, arise out of or are based upon, directly or indirectly, the Engagement whether performed before or after Gryphon's execution of the Agreement and to reimburse each Indemnified Party forthwith, upon demand, for any legal or other expenses reasonably incurred by such Indemnified Party in connection with any Claim.

Gryphon also agrees that no Indemnified Party shall have any liability (either direct or indirect, in contract or tort or otherwise) to Gryphon or any person asserting claims on Gryphon's behalf or in right for or in connection with the Engagement, except to the extent that any losses, expenses, claims, actions, damages or liabilities incurred by Gryphon are determined by a court of competent jurisdiction in a final judgement that has become non-appealable to have resulted from the gross negligence, wilful misconduct or breach of applicable legislation by such Indemnified Party.

In the event and to the extent that a court of competent jurisdiction in a final judgement that has become non-appealable determines that an Indemnified Party was grossly negligent or guilty of wilful misconduct in connection with a Claim in respect of which Gryphon has advanced funds to the Indemnified Party pursuant to this indemnity, such Indemnified Party shall reimburse such funds to Gryphon and thereafter this indemnity shall not apply to such Indemnified Party in respect of such Claim.

Gryphon agrees to waive any right Gryphon might have of first requiring the Indemnified Party to proceed against or enforce any other right, power, remedy or security or claim payment from any other person before claiming under this indemnity.

In case any action, suit, proceeding or claim is brought against an Indemnified Party or an Indemnified Party has received notice of the commencement of any investigation in respect of which indemnity may be sought against Gryphon, the Indemnified Party will give Gryphon, prompt written notice of any such action, suit, proceeding, claim or investigation of which the Indemnified Party has knowledge and Gryphon will undertake the investigation and defence thereof on behalf of the Indemnified Party, including the prompt employment of counsel acceptable to the Indemnified Parties affected and the payment of all expenses. Failure by the Indemnified Party to so notify shall not relieve Gryphon of its obligation of indemnification


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                                     - 2 -


hereunder unless (and only to the extent that) such failure results in forfeiture by Gryphon of substantive rights or defences.

No admission of liability and no settlement, compromise or termination of any action, suit, proceeding, claim, or investigation shall be made without Gryphon's consent and the consent of the Indemnified Parties affected, such consents not to be unreasonably withheld.

Notwithstanding that Gryphon will undertake the investigation and defence of any Claim, an Indemnified Party will have the right to employ separate counsel with respect to any Claim and participate in the defence thereof, but the fees and expenses of such counsel will be at the expense of the Indemnified Party unless:

         (a) employment of such counsel has been authorized in writing by Gryphon;

         (b) Gryphon has not assumed the defence of the action within a reasonable period of time after receiving notice of the claim;

         (c) the named parties to any such claim include both Gryphon and the Indemnified Party and the Indemnified Party shall have been advised by counsel to the Indemnified Party that there may be a conflict of interest between Gryphon and the Indemnified Party; or

         (d) there are one or more defences available to the Indemnified Party which are different from or in addition to those available to Gryphon;

in which case such fees and expenses of such counsel to the Indemnified Party will be for Gryphon's account.

The rights accorded to the Indemnified Parties hereunder shall be in addition to any rights an Indemnified Party may have at common law or otherwise.

If for any reason the foregoing indemnification is unavailable (other than in accordance with the terms hereof) to the Indemnified Parties (or any of them) or is insufficient to hold them harmless, Gryphon will contribute to the amount paid or payable by the Indemnified Parties as a result of such Claims in such proportion as is appropriate to reflect not only the relative benefits received by Gryphon on the one hand and the Indemnified Parties on the other, but also the relative fault of the parties and other equitable considerations which may be relevant. Notwithstanding the foregoing, Gryphon will in any event contribute to the amount paid or payable by the Indemnified Parties as a result of such Claim any amount in excess of the fees actually received by the Indemnified Parties hereunder.

Gryphon hereby constitutes Desjardins as trustee for each of the other Indemnified Parties of Gryphon's covenants under this indemnity with respect to such persons and Desjardins agrees to accept such trust and to hold and enforce such covenants on behalf of such persons.

Gryphon agrees to reimburse Desjardins monthly for the time spent by Desjardins' personnel in connection with any Claim at their normal per diem rates. Gryphon also agrees that if any action, suit, proceeding or claim shall be brought against, or an investigation commenced in respect of Gryphon and Desjardins and personnel of Desjardins shall be required to testify,



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                                     - 3 -


participate or respond in respect of or in connection with the Engagement, Desjardins shall have the right to employ its own counsel in connection therewith and Gryphon will reimburse Desjardins monthly for the time spent by its personnel in connection therewith at their normal per diem rates together with such disbursements and reasonable out-of-pocket expenses as may be incurred, including fees and disbursements of Desjardins' counsel.